Exhibit 99.1

NEWS RELEASE

Geokinetics Reports First Quarter 2011 Financial Results

HOUSTON, TEXAS – May 16, 2011 – Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the quarter ended March 31, 2011.

Highlights for the three months ended March 31, 2011:

•                  Revenues increased 77% to $187.6 million from $105.7 million in the first quarter of 2010.

•                  EBITDA (a non-GAAP financial measurement, defined below) increased to $19.2 million from $1.8 million in the same period in 2010.  EBITDA includes $1.5 million of costs associated with the acquisition of PGS Onshore for the three months ended March 31, 2010.

•                  Reported a loss applicable to common stockholders of $31.0 million, or $1.74 per basic and diluted share.

•                  The Company added approximately $266 million in backlog during the quarter, which includes awards for new projects and extensions to existing projects in Latin America, Asia-Pacific and North America.

•                  Backlog increased 14% sequentially to $636 million as of March 31, 2011, of which $516 million, or 81%, is for international projects (excluding Canada) and $120 million, or 19%, is for North American projects.

Richard F. Miles, President and Chief Executive Officer, stated, “The first quarter was negatively impacted by inclement weather in the United States, Brazil, Mexico and Australia.    Results were further hindered by start-up costs and a start-up delay on the ocean-bottom-cable project in Mexico, which was caused by having to wait for the completion of the ocean-bottom-cable project in Indonesia and subsequent shipment of equipment.

“Demand is outstripping supply in the United States as many of the projects we are bidding on now can’t be started for several months.  Visibility is good and our confidence in this market is solid, which is based on the amount of bids we currently have outstanding combined with the number of inquiries we are receiving for both multi-client and proprietary work.  We continue to expect to deploy a healthy mix of proprietary and multi-client crews throughout 2011 and we are constantly evaluating exactly what that mix will look like from month to month.  Pricing started to improve late last year, but the higher margin projects are just now slowly starting to flow through the income statement.  As a caveat, minor weather delays and permitting issues have recently hindered crew utilization in the United States, which in turn has affected the timing of revenue recognition on our multi-client projects.

“The international seismic data acquisition market has been slow to recover and weather downtime has continued to impact crew utilization in Latin America and the Asia-Pacific regions thus far in the second quarter, but operators are finally starting to direct capital towards seismic exploration as many of the bids that have been outstanding for quite some time are starting to unwind.  The number of inquiries for new projects continues to trend higher in the areas where we feel we have a competitive advantage, and hence we are optimistic we will win our share of the work.  Furthermore, we have centralized our management services and bidding processes, which we believe will provide a higher level of scrutiny on the current cost structure all the way down to the project level.”

First Quarter 2011 Results

Revenues in the first quarter of 2011 increased 77% to $187.6 million from $105.7 million in the first quarter of 2010.  The increase in revenues was attributable to higher asset utilization worldwide due to improved market fundamentals and the addition of the PGS Onshore assets.  Top line results were further bolstered by additional contribution from the multi-client business in the United States.

Direct operating expenses rose to $150.2 million in the first quarter of 2011 from $83.9 million in the same period of 2010, primarily a reflection of increased activity and the related costs associated with operating a worldwide fleet that included additional PGS Onshore assets.

G&A expenses increased to $18.2 million, or 10% of revenues, during the quarter when compared to $20.1 million, or 19% of revenues, in the same period in 2010.  The decrease was primarily the result of the absence of costs incurred during the first quarter of 2010 related to the PGS Onshore acquisition.

EBITDA (a non-GAAP financial measurement, defined below) increased to $19.2 million in the first quarter of 2011 from $1.8 million in the first quarter of 2010.  EBITDA in the first quarter of 2010 includes $1.5 million of costs associated with the acquisition of PGS Onshore.

Depreciation and amortization expense for the three months ended March 31, 2011 totaled $40.5 million as compared to $19.6 million for the same period of 2010.  The increase is mainly due to the amortization of the multi-client investment and the addition of the PGS Onshore fixed assets.  Amortization of multi-client data for the three months ended March 31, 2011 and March 31, 2010 was $21.7 million and $4.3 million, respectively.

The Company reported a loss applicable to common stockholders of $31.0 million, or $1.74 per basic and diluted share, in the first quarter of 2011 compared to a loss applicable to common stockholders of $31.2 million, or $1.84 per basic and diluted share, for the same quarter in 2010.  Despite the reported loss before taxes, the Company incurred a tax expense of $0.6 million, primarily related to the Company’s international operations.

First Quarter 2011 Operations Review and Second Quarter 2011 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the first quarter of 2011 and the operational expectations for the second quarter of 2011.

International

Latin America — Operated 4 to 7 crews during the first quarter, with an average of 6 crews operating in Brazil, Mexico, Peru and Trinidad.  The Company expects to operate an average of 4 crews during the second quarter in Brazil and Mexico.

EAME — Operated 3 to 4 crews during the first quarter, with an average of 3.5 crews operating in Angola, Libya, UAE and Algeria.  The Company expects to operate an average of 3 crews in Angola, UAE and Algeria during the second quarter.

Australasia / Far East — Operated 1 to 3 crews during the first quarter, with an average of 1.75 crews operating in Australia, Indonesia and Malaysia.  The Company expects to operate an average of 3 crews in Australia, Indonesia, Malaysia and Brunei during the second quarter.

North America

United States — Operated 6 to 8 crews during the first quarter for an average of 7.5 crews, of which an average of 5.25 crews worked on multi-client projects.  The Company expects to operate an average of 8.25 crews in the United States during the second quarter, of which an average of 4 crews is expected to work on multi-client projects.

Canada — Operated 3 to 4 crews during the first quarter for an average of 3.5 crews.  The Company expects to operate an average of 0.75 of a crew in Canada during the second quarter.

Backlog

Backlog increased by 14% to $636 million as of March 31, 2011 compared to $558 million as of December 31, 2010.  Of the current backlog, approximately $516 million, or 81%, is for international business (excluding Canada) with the remaining $120 million, or 19%, for North America, of which approximately $70 million is attributable to the multi-client business in the United States.   Of the Company’s international backlog, approximately $393 million, or 76%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $218 million of the international backlog, or 42%, is in shallow water transition zones and OBC environments.  The Company anticipates that approximately 62% of the backlog at March 31, 2011 will be completed in 2011 and 24% will be completed in 2012, with the remaining amount to be completed in 2013 and 2014.  Moreover, the Company expects to realize approximately 21% of the backlog at March 31, 2011 in the second quarter of 2011, which does not include potential revenues from unsold projects or multi-client late sales.

Capital Expenditures

Capital expenditures for 2011 are currently estimated at approximately $40 million, $8.3 million of which was spent in the first quarter.  In addition, 2011 multi-client data library investments are currently anticipated to be approximately $76 million, $18.6 million of which was spent in the first quarter.  All of the expected multi-client investments have pre-funding levels in excess of 90% of their anticipated cash costs.

Cash and Liquidity

Cash, cash equivalents and restricted cash totaled $52.5 million as of March 31, 2011, of which $1.8 million was restricted cash.  As previously disclosed on April 1, 2011, the Company entered into Waiver and Amendment No. 4 with its lenders related to its current revolving credit facility, which provided a waiver of specific events of default that would have occurred on March 31, 2011 for failure to comply with financial reporting covenant requirements.  The fourth amendment revised the monthly maximum total leverage ratio, monthly cumulative adjusted EBITDA targets, the Company’s interest cost and the final maturity date.   The permitted outstanding borrowing amount under the revolver continued to be limited to $40 million less the amount equal to the monthly reserve requirement as defined by the credit agreement, of which $32.8 million was outstanding as of March 31, 2011.  At March 31, 2011, pursuant to the terms of the credit agreement, as amended, and the interest reserve required, the Company did not have any available borrowing capacity under the revolving credit facility.

Subsequently, on May 16, 2011, the Company secured a firm commitment from a lender for a $50.0 million senior secured revolving credit facility of which the proceeds will be used to retire the outstanding amount under the existing revolving credit facility and for additional working capital.  Borrowings outstanding under the new revolving credit facility will not be subject to a borrowing base calculation and the Company expects will not contain any financial maintenance covenants.  The Company anticipates the new financing transaction to close by the end of May 2011.

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Tuesday, May 17, 2011, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 356-3377 for domestic callers, and (617) 597-5392 for international callers a few minutes before the call begins using pass code 21641633 and ask for the Geokinetics 1st Quarter 2011 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 23, 2011.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 80494801.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-850-7600 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas,

Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,783	$42,851
Restricted cash	1,756	2,455
Accounts receivable, net	168,460	165,323
Deferred costs	23,033	22,766
Prepaid expenses	16,252	12,722
Other current assets	8,696	6,568
Total current assets	268,980	252,685

Property and equipment, net	254,360	266,404
Goodwill	132,376	131,299
Multi-client data library, net	51,554	53,212
Deferred financing costs, net	11,223	11,794
Other assets, net	9,438	9,770
Total assets	$727,931	$725,164

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,668	$1,634
Accounts payable	84,146	65,417
Accrued liabilities	73,421	75,694
Deferred revenue	57,461	49,537
Income taxes payable	14,943	15,997
Total current liabilities	231,639	208,279

Long-term debt and capital lease obligations, net of current portion	328,969	319,284
Deferred income tax	16,174	16,169
Derivative liabilities	34,170	38,271
Mandatorily redeemable preferred stock	47,505	45,265
Other liabilities	1,122	1,122
Total liabilities	659,579	628,390

Commitments & Contingencies

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 326,952 shares issued and outstanding at March 31, 2011 and 319,174 shares issued and outstanding at December 31, 2010	76,834	74,987

Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 18,126,617 shares issued and 17,823,990 shares outstanding at March 31, 2011 and 18,118,290 shares issued and 17,804,459 shares outstanding at December 31, 2010	179	179
Additional paid-in capital	229,479	230,977
Accumulated deficit	(238,160)	(209,389)
Accumulated other comprehensive income	20	20
Total stockholders’ equity (deficit)	(8,482)	21,787
Total liabilities, mezzanine and stockholders’ equity	$727,931	$725,164

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Seismic data acquisition	$184,915	$103,264
Data processing	2,722	2,484
Total revenue	187,637	105,748

Expenses:
Seismic data acquisition	148,280	81,404
Data processing	1,899	2,480
Depreciation and amortization	40,537	19,588
General and administrative	18,214	20,093
Total expenses	208,930	123,565

Loss on disposal of property and equipment	(191)	(391)

Loss from operations	(21,484)	(18,208)

Other income (expenses):
Interest income	209	168
Interest expense	(11,358)	(10,173)
Gain from change in fair value of derivative liabilities	4,443	1,107
Bridge loan commitment fees	—	(2,517)
Foreign exchange gain (loss)	(47)	949
Other, net	100	360
Total other expenses, net	(6,653)	(10,106)

Loss before income taxes	(28,137)	(28,314)

Provision for income taxes	634	445

Net Loss	(28,771)	(28,759)

Preferred stock dividends and accretion costs	(2,203)	(2,392)

Loss applicable to common stockholders	$(30,974)	$(31,151)

For Basic and Diluted Shares:
Loss per common share	$(1.74)	$(1.84)
Weighted average common shares outstanding	17,824	16,915

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(28,771)	$(28,759)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	40,537	19,588
Bad debt expense	1,986	225
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	1,185	3,479
Stock-based compensation	705	603
Loss on sale of assets	191	391
Change in fair value of derivative liabilities	(4,443)	(1,107)
Changes in operating assets and liabilities:
Restricted cash, net of financing portion	699	(1,947)
Accounts receivable	(5,123)	25,961
Prepaid expenses and other assets	(5,467)	(2,647)
Deferred costs	(267)	571
Accounts payable	18,729	(24,655)
Deferred revenue	7,924	9,794
Accrued liabilities and other liabilities	(1,359)	(21,304)
Net cash provided by (used in) operating activities	26,526	(19,807)

INVESTING ACTIVITIES
Investment in multi-client data library	(18,639)	(5,143)
Acquisition, net of cash acquired	—	(180,832)
Proceeds from disposal of property and equipment	49	118
Purchases of other assets	(1,079)	—
Purchases and acquisition of property and equipment	(8,293)	(2,058)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Net cash provided by (used in) investing activities	(27,962)	115,888

FINANCING ACTIVITIES
Proceeds from issuance of debt	10,000	10
Proceeds from common stock issuance, net	—	1,762
Payments on capital lease obligations and vendor financing	(367)	(23,673)
Payments on debt	(200)	(44,864)
Payments of debt issuance costs	(65)	(1,790)
Net cash provided by (used in) financing activities	9,368	(68,555)

Net increase in cash	7,932	27,526
Cash at beginning of year	42,851	10,176
Cash at end of period	$50,783	$37,702

Supplemental disclosures of cash flow information:
Cash disclosures:
Interest paid	$739	$924
Income taxes paid	2,451	3,049
Non-cash disclosures:
Capitalized depreciation on multi-client data library	1,392	158

Geokinetics Inc. and Subsidiaries

Selected Financial and Operating Data

(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Data Acquisition
North America	$67,774	$38,063
International	117,141	65,201
Subtotal Data Acquisition	184,915	103,264
Data Processing	2,722	2,484
Total	187,637	105,748

Expenses:
Data Acquisition
North America	29,674	26,859
International	118,606	54,545
Subtotal Data Acquisition	148,280	81,404
Data Processing	1,899	2,480
Total	150,179	83,884

Gross Profits:
Data Acquisition
North America	38,100	11,204
International	(1,465)	10,656
Subtotal Data Acquisition	36,635	21,860
Data Processing	823	4
Total	37,458	21,864

Gross Margins:
Data Acquisition
North America	56.2%	29.4%
International	-1.3%	16.3%
Subtotal Data Acquisition	19.8%	21.2%
Data Processing	30.3%	0.2%
Total	20.0%	20.7%

Segment Income (Loss):
Data Acquisition
North America	10,583	(3,826)
International	(24,066)	(3,522)
Subtotal Data Acquisition	(13,483)	(7,348)
Data Processing	483	(496)
Corporate	(15,771)	(20,915)
Total	(28,771)	(28,759)

GAAP Reconciliation

The Company defines EBITDA as Net Income (Loss) before Taxes, Interest, Other Income (Expense) (including derivative liabilities’ fair value gains/losses, foreign exchange gains/losses, gains/losses on disposal of equipment and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income (or loss) as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Loss Applicable to Common Stockholders	$(30,974)	$(31,151)
Preferred Stock Dividends and Accretion Costs	(2,203)	(2,392)
Net Loss	(28,771)	(28,759)
Provision for Income Taxes	634	445
Interest Expense, net	11,149	10,005
Other (Income) Expense, net (as defined above)	(4,305)	492
Depreciation and Amortization	40,537	19,588
EBITDA	$19,244	$1,771

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600